Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Ryerson Tull, Inc. Registration Statements on Form S-3 (No. 33-59161, No. 33-62897 and No. 333-59009) and Form S-8 (No. 33-59783, No. 33-48770, No. 33-13292, No. 33-32504, No. 333-06977, No. 333-06989, No. 333-78429, No. 333-62382 and No. 333-88476), of our report dated March 11, 2004, except for Note 16 and Note 17, for which the date is July 28, 2004, relating to the consolidated financial statements of Integris Metals, Inc. and Subsidiary, which appears in this Current Report on Form 8-K.

/s/    PricewaterhouseCoopers LLP

Minneapolis, Minnesota

December 23, 2004